EXHIBIT 10.1

AMERICAN EAGLE OUTFITTERS, INC.

DIRECTOR DEFERRED COMPENSATION AGREEMENT

This Director Deferred Compensation Agreement (this "Agreement") is entered into by and between _____________________ (the "Director") and American Eagle Outfitters, Inc., a Delaware corporation, (the "Company"), effective as of December 30, 2005.

Recitals

WHEREAS, Section 6(f) of the Company's 2005 Stock Award and Incentive Plan ("Stock Plan") allows for stock-based Awards for Non-Employee Directors (as such term is defined in the Stock Plan subject to the restrictions of Section 5(c) of the Plan).

WHEREAS, the Board of Directors of the Company (the "Board") has determined that Non-Employee Directors of the Board are entitled to receive a Quarterly Share Retainer payable in shares of the Company ("Shares") for serving on the Board and committees of the Board (the "Quarterly Share Retainer"); and

WHEREAS, pursuant to Section 8(c) of the Stock Plan, a Non-Employee Director may defer payment of the delivery of Shares that would otherwise be payable to the Non-Employee Director under the Stock Plan, with the permission of and on such terms as are established by the Committee (as such term is defined in the Stock Plan) in its discretion; and

WHEREAS, by a resolution dated November 14, 2005 (the "Committee Resolution"), the Committee has determined that a Non-Employee Director may defer the receipt of such Shares by entering into this Agreement and executing and delivering to the Company an Election Form (as defined below) to that effect; and

WHEREAS, the Director is a Non-Employee Director of the Company for purposes of the Stock Plan; and

WHEREAS, the Company, pursuant to the Committee Resolution, and the Director desire to establish the terms upon which the Director may elect to defer all or a portion of his or her Quarterly Share Retainer;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Agreement

1. Election to Defer.

Director may elect to defer receipt of up to 100% of the Shares payable pursuant to the Quarterly Share Retainer until the date of a distribution event described in Section 4. In the situation of a deferral, the cash value of such Shares shall be credited to the Share Unit Account (as defined below) established for the Director and converted to Share Units (as defined below) pursuant to Section 3 of this Agreement.

2. Deferral Election and Election Form.

Director may make an election to defer up to 100% of the Shares payable pursuant to the Quarterly Share Retainer by completing and delivering an election form (the "Election Form") to the Company. The Election Form shall be in the form attached hereto as Exhibit A. An Election Form effective for Quarterly Share Retainers shall be delivered to the Company prior to the first day of the calendar year in which the Quarterly Share Retainers are earned and otherwise payable. The Election Form shall apply only to Quarterly Share Retainers earned and otherwise payable to Director after the end of the calendar year in which such Election Form is delivered to the Company. If, however, Director first became eligible to participate in the Plan after the first day of a calendar year, Director may make an election and deliver the Election Form to the Company within 30 days after the date on which Director initially became eligible to defer such Quarterly Share Retainers and otherwise participate in the Plan. Such an Election Form will apply only to Quarterly Share Retainers earned and otherwise payable after the date on which the Election Form is delivered to the Company. Notwithstanding the above, any Election Form that covers Quarterly Share Retainers earned and otherwise payable in calendar year 2006 will apply only to Quarterly Share Retainers earned and otherwise payable beginning after the 2006 Annual Meeting of Shareholders. An Election Form shall be irrevocable for Quarterly Share Retainers earned and otherwise payable in the calendar year covered by such election and shall remain in effect for Quarterly Retainers earned and otherwise payable in subsequent calendar years until a written notice to revise the Election Form is delivered to the Company. The revised Election Form shall apply only to Quarterly Share Retainers earned and otherwise payable in calendar years beginning after the last day of the calendar year in which the revised Election Form was delivered to the Company.

3. Director Accounts.

(a) Quarterly Share Retainers deferred as provided in the Election Form pursuant to Section 2 of this Agreement shall be credited as a dollar amount to the Director's share unit bookkeeping account (the "Share Unit Account"). The amount credited to each Share Unit Account shall be based on the value of the Shares on the payment dates for the Quarterly Share Retainers specified by the Committee. The Quarterly Share Retainers shall be converted as of such payment dates into share units (the "Share Units") equivalent to whole Shares. Such conversion shall be determined by dividing the dollar balance of the Director's Share Unit Account as of the payment date by the Fair Market Value of a Share on such payment date. For purposes of this Agreement, "Fair Market Value" shall mean the closing price per share of the Company's common stock as reported on The Nasdaq National Market, or if such date is not a regular trading date on such exchange, on the next following regular trading date. The number of Share Units for full Shares so determined shall be credited to the Director's Share Unit Account and the aggregate value thereof shall be charged to the cash balance of the Director's Share Unit Account. Any cash balance remaining in the Director's Share Unit Account after such conversion, together with other subsequent credits of deferred Quarterly Share Retainer thereto and credits thereto pursuant to subsection (b) below, shall be converted into Share Units to the extent possible on the next designated payment date.

(b) Additional credits shall be made to the Director's Share Unit Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property other than Shares) that the Director would have received had he or she been the owner on each record date of a number of Shares equal to the number of Share Units in his or her Share Unit Account on such date. In the case of a dividend on the Shares or a common stock split, additional credits will be made to a Director's Share Unit Account of a number of Share Units equal to the number of full Shares that the Director would have received had he or she been the owner on each record date of a number of Shares equal to the number of Share Units in his or her Share Unit Account on such date. Any cash dividends (or dividends paid in property other than Shares) shall be converted into Share Units at the next payment date as set forth in subsection (a) above. In the event of a stock split, stock dividend, reclassification, reorganization, redesignation, or other change in the Company's capitalization, the number of Share Units in the Director's Share Unit Account shall be proportionately adjusted or substituted to reflect such change.

(c) Each Share Unit Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Director (or the beneficiaries of a deceased Director) as described in Section 4 below. No funds shall be set aside or earmarked for any Share Unit Account, which shall be purely a bookkeeping device.

4. Distribution of Director Accounts.

Upon termination and separation of the Director's service on the Company's Board (or, if later, any service to an affiliate) for any reason, the Company shall distribute the Director's Share Unit Account to the Director in the form of Shares (which may be originally issued Shares or Shares purchased on the open market) in (1) five substantially equal annual distributions starting 30 days after the anniversary of the date of such termination and separation, and continuing thereafter for four additional distributions or (2) a lump sum within 30 days of such termination, as elected by the Director. The form of distribution must be specified at the time the initial Election Form is completed. If no form of distribution is elected, the distribution shall be in a lump sum. However, notwithstanding any provision to the contrary, if a Director also is a "specified employee" for purposes of Internal Revenue Code Section 409A and the guidance promulgated thereunder ("Section 409A"), then no distribution shall occur until 30 days after 6 months following termination and separation of service from the Company. Notwithstanding any provision to the contrary, if a Director becomes disabled (as defined in Section 409A) or dies, the Director (or his or her beneficiaries in the event of his or her death) will receive the Shares attributable to his or her Share Unit Account in a single lump sum within 30 days after the Company receives written notice of such event, including any unpaid installments if distributions are currently being made.

Also notwithstanding any provision to the contrary, the Director shall receive the Shares attributable to his or her Share Unit Account in a single lump sum within 30 days after any of the following events ("Change in Control Events"):

(1) A person, or several persons acting as a group, acquires more than 50% of the stock of the Company, measured by voting power or value. Persons will be considered to be "acting as a group" if they are owners of an entity that enters into a merger, consolidation, reorganization, or purchase or acquisition of stock in which the Company is not the surviving entity.

(2) A person, or several persons acting as a group, acquires 40% or more of the gross fair market value of the assets of the Company.

(3) A majority of the Directors, during any 12-month period, is replaced by Directors whose appointment or election is not endorsed by a majority of the Directors before the date of appointment or election.

The Company, or its designee, shall deliver to the Director a certificate representing a number of Shares equal to the number of Share Units in the Director's Share Unit Account, registered in the name of such Director (or his or her beneficiaries), and any remaining cash shall be distributed to the Director (or his or her beneficiaries). In the event of the Director's death, payment of any amount due under this Agreement shall be made to the beneficiary or beneficiaries designated by the Director in a writing delivered to the Company. If the Director fails to designate a beneficiary, payment of any amount due under the Agreement shall be made to the duly appointed and qualified executor or other personal representative of the Director to be distributed in accordance with his or her will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six (6) months after the date of death, then to such persons as, at the date of the Director's death, would be entitled to share in the distribution of such Director's personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

Notwithstanding any other provision of this Agreement or other agreements, if a Director terminates service as a Director, the Director shall not be entitled to any Quarterly Share Retainers for any Quarterly Meetings held after the Director's termination.

5. Nontransferability. A Director's Share Unit Account, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than (1) by will or by the laws of descent and distribution or (2) if permitted by the Committee and to the extent allowed by the Code and by law, to a grantor trust in which the Director is the sole beneficial owner pursuant to Code Section 671 and state law, and shall not be subject to execution, attachment or similar process.

6. Director's Rights Unsecured. The right of the Director or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Director nor his or her beneficiary shall have any rights in or against any amounts credited to the Director's Share Unit Account or any other specific assets of the Company. All amounts credited to the Director's Share Unit Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

7. Tax Advisor. Nothing contained in this Agreement is intended, nor shall it be construed, as providing advice to the Director regarding the tax consequences of this Agreement and the Election Form to the Director. The Company urges the Director to consult his or her own personal tax advisor to determine the particular tax consequences of this Agreement and the Election Form to the Director, including the effect of federal, state and local taxes, and any changes in the tax laws from the date of this Agreement.

8. Company's Election to Terminate. At any time and for any reason, the Board of the Company may terminate the Agreement as to future deferrals provided that no distributions shall be made to a Director except as provided in paragraph 4 and as permitted in Section 409A.

9. Expenses. Costs of administration of this Agreement will be paid by the Company.

10. Notices. Any notice required to be given to the Company (including, but not limited to the Election Form) under this Agreement shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class U.S. Mail. Notices shall be directed to the Company at its corporate offices. Any notice required to be given to the Director shall be delivered to the address stated in the Director's Election Form.

11. Waiver. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

12. Governing Law; Assignment; Binding Effect. This Agreement shall be governed by the laws of the State of Delaware, except to the extent preempted by federal law. This Agreement may not be assigned by Director without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

13. Entire Agreement; Amendment. This Agreement and the Stock Plan contain the entire agreement between the Director and the Company with respect to the subject matter hereof and supersede all previous agreements, written or oral, between the parties relating to the subject matter hereof except as provided in Section 8. No amendment or modification of the terms of the Agreement shall be binding on the parties hereto unless reduced to writing and signed by the Director and the Company. This agreement shall be interpreted in accordance with Section 409A and shall be administered in accordance with Section 409A. Further, other provisions of the Agreement notwithstanding, the terms of any Share Unit shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Stock Plan notwithstanding, the Company shall have no authority to accelerate distributions in excess of the authority permitted under Section 409A or any distribution subject to Section 409A(a)(2)(A)(i) (separation from service) to a "key employee" as defined under Section 409A . Notwithstanding the above, the Director shall agree to any amendment needed to bring the Agreement in compliance with Section 409A.

14. Employment; Continued Board Service. Nothing contained in this Agreement shall be construed to constitute an employment contract between the Director and any person or entity, or an acknowledgement of any employment relationship between the Director and the Company. In addition, nothing in this Agreement shall be construed as providing the Director with a right to be retained as a member of the Company's Board.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

16. Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

AMERICAN EAGLE OUTFITTERS, INC.

By:
Date

Its:

DIRECTOR

Date	Director's Name

Exhibit A

AMERICAN EAGLE OUTFITTERS, INC.

DIRECTOR'S DEFERRED COMPENSATION AGREEMENT

Election, Deferral and Beneficiary Designation Form

for Non-Employee Directors

under the American Eagle Outfitters, Inc., 2005 Stock Incentive Plan

I, ____________________, a director of American Eagle Outfitters, Inc., a Delaware corporation (the "Company"), pursuant to the Director's Deferred Compensation Agreement, by and between me (as the Director) and the Company (the "Agreement"), hereby make the following elections with respect to my Quarterly Share Retainers (as defined in the Agreement) on the date indicated below.

1. Election Regarding Deferral of Quarterly Share Retainer

TO DEFER receipt of all of the Quarterly Share Retainers which are otherwise payable to me.
TO DEFER _____% of the Quarterly Share Retainers which would otherwise payable to me.
NOT TO DEFER the Receipt of the Quarterly Share Retainers payable to me.

2. Irrevocable Elections Regarding Form of Distribution (Subject to Terms of Agreement)

To receive a lump sum payment.
To receive five substantially equal annual installments, the first installment being paid 30 days after termination of service.

3. Terms Common to the Elections

With respect to the foregoing elections, I understand that:

(a) except as specified below, the elections I have made will be effective for all Quarterly Share Retainers that I earn and that are payable to me after the last day of the calendar year in which I deliver the Election Form to the Company; provided, however, that for calendar year 2006, the elections I have made will be effective for all Quarterly Share Retainers that I earn and that are payable to me immediately after the 2006 Annual Meeting Date;

(b) if I have filed this Election Form within 30 calendar days of the date on which I first become eligible to make elections with respect to my Quarterly Share Retainers under the Agreement, the election(s) I have made will be effective for the Quarterly Share Retainers that I earn and that are payable to me after the date that I file this Election Form with the Company; provided, however, that for calendar year 2006, the elections I have made will be effective for all Quarterly Share Retainers that I earn and that are payable to me immediately after the 2006 Annual Meeting Date;

(c) any deferral election that I have made pursuant to Section 1 above is irrevocable until the first day of the calendar year following the calendar year in which I provided written notification to the Company of my intent to change my deferral election.

(d) I may revise the election as to the form of distribution of my Quarterly Share Retainers pursuant to Section 2 above for Quarterly Share Retainers earned and otherwise payable in the calendar year after my delivery to the Company of a written notice of revision;

(e) neither I nor my legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares payable upon distribution of a deferred Share Unit unless and until certificates for such Shares have been issued;

(f) all payments of cash or Shares are subject to tax withholding requirements, if any;

(g) this Election Form is intended to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. To the extent that any elections do not comply with Section 409A or any regulations thereunder, the election shall be deemed to be modified to be consistent with Section 409A and guidance promulgated thereunder. I agree to any changes necessary to bring this Election Form into conformity with Section 409A and the guidance promulgated thereunder;

(h) the Company has not and will not provide me with any advice or opinion regarding the tax consequences of this election and the Agreement, and that I am solely responsible for obtaining my own tax advisor with respect to these matters; and

(i) in the event of any discrepancy between the Agreement and this Election Form, the Agreement shall control.

If I shall cease to be a Director of the Company by reason of my death, or if I shall die after I become entitled to a distribution under the Agreement but prior to receipt of the entire distribution to which I am entitled, then all of the distribution to which I am entitled under the Agreement and which has not been distributed to me at the date of my death shall be distributed to ________________________ (insert name of beneficiary) as a lump sum as required under the Agreement. If no beneficiary is named distributions shall be made as provided in the Agreement.

Date:
(Director's Name)

Receipt acknowledged on behalf of the Company by:

Date:
Its